                            SCHEDULE 14A INFORMATION
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934



Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by
     Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                         Candlewood Hotel Company, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4)  Proposed maximum aggregate value of transaction:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount Previously Paid:

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

                                [CANDLEWOOD LOGO]


                             ----------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  May 18, 1998

                             ----------------------


        The 1998 Annual Meeting of the Stockholders of Candlewood Hotel Company, Inc. (the "Company") will be held at 10:00 a.m. local time, on May 18, 1998, at the Company's executive offices at Lakepoint Office Park, 9342 East Central, Wichita, Kansas 67206, for the following purposes:

        1. To elect a board of nine directors for the ensuing year or until the election and qualification of their respective successors;

        2. To consider and vote upon on an amendment to the 1996 Equity Participation Plan of Candlewood Hotel Company, Inc. to increase the number of shares of Common Stock authorized for issuance thereunder from 900,000 to 1,676,710; and

        3. To transact such other business as may properly come before the meeting.

        Only stockholders of record at the close of business on April 6, 1998, the record date, will be entitled to notice of, and to vote at, the 1998 Annual Meeting and any adjournment thereof.



                                            By Order of the Board of Directors,

                                            /s/ WARREN D. FIX

                                            Warren D. Fix
                                            Secretary



Wichita, Kansas
Dated:  April 13, 1998

                                [Candlewood Logo]

                              Lakepoint Office Park
                                9342 East Central
                              Wichita, Kansas 67206

                    ANNUAL MEETING OF STOCKHOLDERS TO BE HELD
                                  MAY 18, 1998

                                -----------------

                                 PROXY STATEMENT

                                -----------------

                             SOLICITATION OF PROXIES


        The accompanying proxy is solicited on behalf of the Board of Directors of Candlewood Hotel Company, Inc. (the "Company") for use at the Annual Meeting of Stockholders to be held at the Company's executive offices at Lakepoint Office Park, 9342 East Central, Wichita, Kansas 67206, on May 18, 1998 at 10:00 a.m. local time, and at any and all adjournments or postponements thereof (the "Meeting").

        All shares represented by each properly executed, unrevoked proxy received in time for the Meeting will be voted in the manner specified therein. If the manner of voting is not specified in an executed proxy received by the Company, the proxy will be voted FOR (i) the election of the nine nominees to the Board of Directors listed herein; and (ii) the amendment to the 1996 Equity Participation Plan of Candlewood Hotel Company, Inc. that will increase the number of shares of Common Stock authorized for issuance thereunder from 900,000 to 1,676,710.

        Any stockholder has the power to revoke his or her proxy at any time before it is voted. A proxy may be revoked by delivering a written notice of revocation to the Secretary of the Company at the address set forth above, by presenting a later-dated proxy executed by the person who executed the prior proxy, or by attendance at the meeting and voting in person by the person who executed the prior proxy.

        This proxy statement is being mailed to the Company's stockholders on or about April 17, 1998. The expense of soliciting proxies will be borne by the Company. Expenses include reimbursement paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the Meeting to beneficial owners of the Company's voting stock. Solicitation of proxies will be made by mail. Further solicitation of proxies may be made by telephone or oral communication by the Company's regular employees, who will not receive additional compensation for such solicitation.

                      OUTSTANDING SHARES AND VOTING RIGHTS

        Only holders of record of the 9,025,000 shares of the Company's Common Stock and 65,000 shares of the Company's Series A Preferred Stock (the "Preferred Stock") outstanding at the close of business on the record date, April 6, 1998, will be entitled to notice of and to vote at the Meeting or any adjournment or postponement thereof. On each matter to be considered at the Meeting, each stockholder will be entitled to cast one vote for each share of the Company's Common Stock, and 105.26316 votes for each share of Preferred Stock held of record by such stockholder on April 6, 1998. Accordingly, an aggregate of 15,867,105 votes may be cast on each matter to be considered at the Meeting. The approval of each matter to be considered at the Meeting will require the affirmative vote of the majority of the shares of Common Stock and Preferred Stock outstanding on the record date and present and entitled to vote, in person or by proxy, voting together on an as-converted basis.

        In order to constitute a quorum for the conduct of business at the Meeting, a majority of the outstanding shares of the Company entitled to vote at the Meeting must be represented at the Meeting. Shares represented by proxies that reflect abstentions or "broker non-votes" (i.e., shares held by a broker or nominee which are represented at the meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.


                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

        The following table sets forth, as of March 16, 1998, the amount and percentage of the outstanding shares of the Company's Common Stock, Preferred Stock and Common Share Equivalents (Common Stock together with Preferred Stock on an as-converted basis) which, according to the information supplied to the Company, are beneficially owned by (i) each person who, to the knowledge of the Company, is the beneficial owner of more than 5% of the Company's outstanding Common Stock, (ii) each person who is currently a director of the Company (each of whom is also a nominee for election as a director of the Company), (iii) each Named Executive Officer (as defined on page 8 hereof) and (iv) all current directors and executive officers of the Company as a group. Except to the extent indicated in the footnotes to the following table, the person or entity listed has sole voting or dispositive power with respect to the shares which are deemed beneficially owned by such person or entity.

                                           Shares Beneficially Owned
                                    ----------------------------------------
                                        Preferred              Common(2)       Common Share Equivalents(3)
                                    -----------------    -------------------   ---------------------------
NAME AND ADDRESS OF                          Percent                Percent
BENEFICIAL OWNER(1)                 Number   of Class      Number   of Class    Number          Percent
-------------------                 ------   --------    ---------  --------   ---------       ----------
DIRECTORS/NOMINEES AND
NAMED EXECUTIVE OFFICERS
Gary E. Costley ....................     0         *         3,500         *       3,500              *
Robert J. Cresci(4)(5)..............     0         *             0         *           0              *
Jack P. DeBoer(5)(6)................ 1,000     1.54%     2,181,525    24.17%   2,286,788         14.41%
Richard J. Ferris(5)(7).............     0         *             0         *           0              *
Warren D. Fix(5)(8).................   250         *       400,625      4.4%     426,941          2.69%
Robert S. Morris(5)(9)..............     0         *             0         *           0              *
Frank J. Pados, Jr.(5)(10)..........     0         *             0         *           0              *
William L. Perocchi(5)(7)...........     0         *         3,000         *       3,000              *
Tony M. Salazar.....................     0         *         4,500         *       4,500              *
Larry D. Bowers ....................     0         *         6,550         *       6,550              *
James E. Korroch....................     0         *        25,000         *      25,000              *
James E. Roos.......................     0         *             0         *           0              *
All directors and executive
officers as a group
(16 persons)(4)(5)(6)(7)(8)(9)(10).. 1,250     1.92%     2,648,742    29.13%   2,780,321         17.45%

5% BENEFICIAL HOLDERS

Stockholders Group(5).........    65,000     100%      5,172,650    56.89%   12,014,755        75.40%

Doubletree Corporation(5)(11).         0     *         2,587,500    28.67%   2,587,500         16.31%
410 N. 44th Street
Phoenix, AZ 85008

Olympus Growth Fund, II,
L.P.(5)(12)...................    10,000    15.38%             0         *   1,052,632          6.63%
Olympus Executive Fund, L.P.
One Station Place
Stamford, CT  06430

Whiting & Co.(15).............    10,000    15.38%             0         *   1,052,632          6.63%
c/o  J.P.  Morgan Investment
Mgmt.
522 Fifth Avenue, 6th Floor
New York, NY  10036

J.P. Morgan & Co., Inc.(13)...         0         *       956,400    10.60%     956,400          6.03%
60 Wall Street
New York, NY 10260

Chase Venture Capital
Associates(15)...............      7,000    10.77%             0         *     736,842          4.64%
380 Madison Avenue, 12th Floor
New York, NY  10017

LNR Candlewood Holdings,
Inc.(15).....................      7,000    10.77%             0         *     736,842          4.64%
760 N.W. 107th Avenue, Suite 400
Miami, Florida  33172

Pecks Management Partners
Ltd.(5)(14)...................     7,000    10.77%             0         *     736,842          4.64%
9432 East Central
Wichita, KS  67026-2555

Private Equity  Investors III,
L.P.(15).....................      3,500     5.38%             0         *     368,421          2.32%
c/o Desai  Capital  Management
Inc.
540 Madison Avenue
New York, NY  10022

Equity-Linked Investors-II,
L.P.(15).....................      3,500     5.38%             0         *     368,421          2.32%
c/o Desai Capital Management
Inc.
540 Madison Avenue
New York, NY  10022

The FFJ Nominee Trust(15)....      3,250     5.00%             0         *     342,105          2.16%
Samuel T. Byrne,  Trustee, c/o
Boston  Capital  Institutional
Advisors
One Boston Place
Boston, MA  02108-4406

J. Romeo & Co.(15)...........      3,250     5.00%             0         *     342,105          2.16%
1740 Broadway
New York, NY  10019
Attn: MONY Capital Mgmt. Unit

----------------

  *   Less than one percent.

 (1) The address of each of the directors and officers listed in the table is Lakepoint Office Park, 9342 East Central, Wichita, Kansas 67206.

 (2)  Includes options exercisable within 60 days of December 31, 1997.

 (3)  Assumes conversion of Preferred Stock into Common Stock.

 (4) Excludes 7,000 shares of Preferred Stock owned by Pecks Management Partners, Ltd. Mr. Cresci is a Managing Director of Pecks Management Partners, Ltd. and disclaims beneficial ownership of such shares.

 (5) On September 22, 1997, the Company, Messrs. DeBoer and Fix, Doubletree and all of the original purchasers of the Company's Series A Preferred Stock (collectively, the "Stockholders Group") entered into a Stockholders Agreement. The Stockholders Group may be deemed to be a "group" for purposes of 13(d)(3) of the Exchange Act. Messrs. DeBoer, Fix, Cresci (through his association with Pecks Management Partners Ltd.), Morris (through his association with Olympus Growth Fund II, L.P. and Olympus Executive Fund, L.P.), Pados (through his association with Private Equity Investors III, L.P. and Equity-Linked Investors-II, L.P.) and Perocchi (through his association with Doubletree) and Doubletree and the other parties to the Stockholders Agreement may therefore be deemed to beneficially own those shares listed as beneficially owned by the Stockholders Group. The Stockholders Agreement provides for certain rights and obligations regarding the nomination and election of directors. See "Stockholders Agreement." The listed holders disclaim beneficial ownership of these shares except to the extent that they have a pecuniary interest therein.

 (6) Excludes 87,976 shares of Common Stock held by certain trusts, the beneficiaries of which are grandchildren of Mr. DeBoer (the "DeBoer Trusts"). Mr. DeBoer has no interest in such trusts and disclaims beneficial ownership of such shares.

 (7) Excludes 2,587,500 shares held by Doubletree, of which Mr. Ferris is a Co-Chairman and Mr. Perocchi is an officer. Messrs. Ferris and Perocchi disclaim beneficial ownership of such shares.

 (8) Includes 388,125 shares of Common Stock held by Warren D. Fix Family Partnership. Mr. Fix disclaims beneficial ownership of these shares except to the extent of his interest in the Fix Partnership. Includes 250 shares of Preferred Stock held by Mr. Fix as trustee for the Warren D. Fix Defined Benefit Plan Trust.

 (9) Excludes 9,900 shares of Preferred Stock owned by Olympus Growth Fund II, L.P. and 100 shares of Preferred Stock owned by Olympus Executive Fund, L.P. Mr. Morris is an executive officer of the General Partners of both partnerships and disclaims beneficial ownership of such shares.

(10) Excludes 7,000 shares of Preferred Stock owned by Private Equity Investors III, L.P. and Equity-Linked Investors-II, L.P. Mr. Pados disclaims beneficial ownership of such shares.

(11) Doubletree Corporation is a wholly owned subsidiary of Promus Hotel Corporation.

(12) Based on Schedule 13D filed by Olympus Growth Fund, II, L.P. and Olympus Executive Fund, L.P. on October 23, 1997.

(13) Based on Schedule 13G/A filed by J.P. Morgan & Co., Inc. on February 13, 1998.

(14) Based on Schedule 13G filed by Pecks Management Partners Ltd. on February 13, 1998. The shares listed as owned by Pecks Management Partners Ltd. are owned by four of its investment advisory clients which receive dividends and the proceeds from the sale of such shares. One such client, the Delaware State Employees' Retirement Fund, is claimed by Pecks Management Partners Ltd. to own more than 5% of such shares.

(15) The listed holder is known by the Company to have purchased the listed shares of Preferred Stock and to have entered into the Stockholders Agreement (see Note 5, above, regarding the Stockholders Group). The Company is unaware of any other stockholdings of the listed holder.

REGISTRATION RIGHTS

        In connection with the issuance and sale of the Company's Series A Preferred Stock in September, 1997 (the "Private Placement"), the Company, Mr. Jack P. DeBoer ("DeBoer"), Doubletree Corporation ("Doubletree"), the Alexander John DeBoer Trust dated March 14, 1995 and the Christopher Scott DeBoer Trust dated March 14, 1995 (the "DeBoer Trusts"), and the Warren D. Fix Family Partnership, L.P. (the "Fix Partnership") (collectively, the "Initial Stockholders"), and certain other purchasers of the Series A Preferred Stock, entered into that certain Registration Rights Agreement dated as of September 22, 1997 (the "Registration Rights Agreement"). The Registration Rights Agreement replaces that certain Incorporation and Registration Rights Agreement dated September 1, 1996.

        Pursuant to the terms of the Registration Rights Agreement, the parties have demand registration rights under which they may require (subject to certain limitations) the Company to register under the Securities Act certain shares of Common Stock owned by the parties. The Company is not required to file a registration statement upon exercise of these demand registration rights within 180 days following any underwritten public offering of Common Stock or securities, convertible into or exercisable or exchangeable for Common Stock. The Company is also obligated to allow the parties to participate in underwritten offerings originated by the Company, subject to certain limitations. All expenses of any registration relating to securities as provided in the Registration Rights Agreement (other than underwriting discounts and commissions and fees and expenses of counsel for selling stockholders) are to be borne by the Company.

STOCKHOLDERS AGREEMENT

        Following the completion of the Private Placement, the Original Parties and certain holders of Preferred Stock (the "Preferred Holders") entered into a Stockholders Agreement, dated September 22, 1997 (the "Stockholders Agreement"). The Stockholders Agreement provides that, subject to certain conditions described below, and so long as each entity holds at least 20% of the Preferred Stock that it originally purchased, Olympus Growth Fund II, L.P. ("Olympus"), Desai Capital Management, Inc. ("Desai Capital") and Pecks Management Partners Ltd. ("Pecks") (collectively, the "Purchaser Group") shall each be entitled to designate a single director for election to the Board of Directors (for a total of three directors selected by the Purchaser Group). The Stockholders Agreement also provides that, subject to certain conditions, Doubletree shall be entitled to designate two directors for election to the Board, and allows the holders of the common stock owned of record or beneficially by Mr. DeBoer, the DeBoer Trusts and the Fix Partnership (collectively, the "DeBoer/Fix Holders") to collectively designate two directors for election to the Board. Finally, the Stockholders Agreement permits, subject to certain conditions, Doubletree (or any permitted transferee of Doubletree, together with Doubletree, referred to herein as the "Doubletree Holders"), together with the DeBoer/Fix Holders to designate for nomination by the Board the President of the Company and the remaining independent directors for election to the Board. Each of the parties to the Stockholders Agreement have agreed to vote its shares in favor of the individuals nominated by the other parties to the Stockholders Agreement.

        The rights and obligations of any holder of Preferred Stock shall terminate as to any member of the Purchaser Group or any holder of Preferred Stock upon failure of all Preferred Stockholders to collectively hold at least 20% of the shares of Preferred Stock or share equivalents (a "Termination"). The rights and obligations of the Doubletree Holders or the DeBoer/Fix Holders shall terminate upon both the failure of such holders or their permitted transferees, collectively, to hold, beneficially or of record, at least 20% of the outstanding voting interests of the Company, and the Termination of the rights of the holders of Preferred Stock. In addition, the rights of the holders of Preferred Stock to nominate and elect directors and the corresponding obligations of related parties shall terminate on the date that the shares of Preferred Stock purchased by such holders are converted into common stock or purchased by the Company.

        Pursuant to the terms of the Stockholders Agreement and following the Private Placement in September, 1997, Robert J. Cresci (as a nominee of Pecks), Robert S. Morris (as a nominee of Olympus Growth Fund II, L.P.) and Frank J. Pados, Jr. (as a nominee of Desai Capital) were elected to serve as directors. Additionally, following the resignation of Peter V. Ueberroth in October, 1997, William L. Perocchi was elected to serve as a director (as a nominee of Doubletree). There are currently nine directors on the Board and one vacancy remains unfilled.

        The Stockholders Agreement replaces that certain Stockholders Agreement entered into in September 1996 (the "Previous Stockholders Agreement"). Under the Previous Stockholders Agreement, each of Mr. DeBoer and the Fix Partnership, acting jointly, and Doubletree was entitled to nominate one-half of the number of directors, other than the unaffiliated directors who were to be agreed upon by the parties. Each of the Original Parties had agreed to vote its shares of Common Stock in favor of individuals nominated by the other parties to the Previous Stockholders Agreement. Under the Previous Stockholders Agreement, Messrs. DeBoer and Fix had been nominated by Mr. DeBoer and the Fix Partnership, acting jointly, Messrs. Ferris and Ueberroth had been nominated by Doubletree, and Messrs. Costley, Meyer and Salazar had been agreed upon by the parties as unaffiliated directors.

                              EXECUTIVE OFFICERS OF THE COMPANY

        The executive officers of the Company as of March 6, 1998 are as follows:

             NAME                   AGE      POSITION
             ----                   ---      --------
Jack P. DeBoer..............        66       Chief Executive Officer and Chairman of the Board

James E. Roos...............        46       President and Chief Operating Officer

Warren D. Fix...............        59       Executive Vice President, Chief Financial
                                             Officer, Secretary and Director

Jeffrey F. Hitz.............        52       Senior Vice President--Development

Larry D. Bowers.............        45       Vice President--Construction

Thomas Kennalley............        41       Vice President--Controller and Assistant
                                             Secretary

James E. Korroch............        31       Vice President--Operations

David A. Redfern............        31       Vice President--Sales and Marketing

Gina-Lynne Scharoun.........        27       Vice President--Franchise Development

---------------

        For a description of the business background of Messrs. DeBoer and Fix, see "Proposal 1--ELECTION OF DIRECTORS."

        James E. Roos has served as President and Chief Operating Officer of the Company since June 1997. From 1993 to 1997, Mr. Roos was Executive Vice President of Posadas USA, Inc., a division of Grupo Posadas, S.A. de C.V., a Mexico City-based Latin American hotel Company. From 1991 to 1993, Mr. Roos served as Vice President of Operations for the Western Region of Holiday Inns, Inc. From 1987 to 1991, Mr. Roos was Vice President of Operations for Hampton Inns, Inc., a division of Promus Companies/Holiday Inns, Inc. From 1981 to 1987 Mr. Roos was director of Operations for Holiday Inns, Inc.

        Jeffrey F. Hitz has served as Senior Vice President of Development of the Company since February, 1998. From May 1996 to February 1998, Mr. Hitz served as Vice President of Real Estate of the Company. From July 1995 to March 1996, Mr. Hitz was a consultant to several retail chains on site selection and concept development. From October 1994 to July 1995, Mr. Hitz was Senior Vice President, Operations for EZCorp, Inc., a publicly traded retail chain. From August 1989 to October 1994, Mr. Hitz held several positions with THORN Americas, Inc., including most recently, Vice President, Development. From 1986 to 1989, Mr. Hitz was a multi-unit franchisee of two restaurant concepts in California and Arizona.

        Larry D. Bowers has served as Vice President of Construction of the Company since March 1996. From September 1991 to March 1996, Mr. Bowers owned and operated Bowers Construction & Development, Inc., a general contracting and consulting company. From February 1984 to September 1991, Mr. Bowers served as a Division President of Robertson Homes. From November 1981 to February 1984, Mr. Bowers owned and operated Construction Management Services, a general contracting company.

        Thomas Kennalley has served as Vice President-Controller and Assistant Secretary of the Company since December 1997. From 1996 to 1997, Mr. Kennalley was Director of Financial Reporting for Thorn Americas, Inc. From 1991 to 1996, Mr. Kennalley was Treasurer of Advantage Companies, Inc. From 1988 to 1990, Mr. Kennalley served as Audit Coordinator of Meredith & Lytle, Chartered CPA's. From 1987 to 1988, Mr. Kennalley served as Vice President, Finance for Protect Services Industries, Inc.

        James E. Korroch has served as Vice President of Operations of the Company since its inception. From April 1990 to June 1995, Mr. Korroch held sales, marketing and operations positions with Summerfield Hotel Corporation, most recently as General Manager of the Summerfield Suites Hotel in Schaumburg, Illinois. Mr. Korroch also served as Chairman of the Committee on Technology and the Committee on Corporate Communications at Summerfield.

        David A. Redfern has served as Vice President of Sales and Marketing of the Company since December 1995. From August 1994 to December 1995, Mr. Redfern served as the National Sales Director for the Summerfield Suites Hotel chain. From June 1993 to January 1995, Mr. Redfern served as a Task Force Manager for Summerfield Suites. From September 1991 to June 1993, Mr. Redfern attended the University of California - Irvine, where he received his MBA degree. From January to June 1993, Mr. Redfern was also employed by Cruttenden & Co., Inc. as a research analyst. From August 1990 to September 1991, Mr. Redfern served as Director of Sales for the Summerfield Suites hotel in San Francisco, California. From 1988 to August 1990, Mr. Redfern was a Sales Manager for the Residence Inn by Marriott in La Jolla, California.

        Gina-Lynne Scharoun has served as Vice President of Franchise Development of the Company since August 1997. From January 1996 to July 1997, she held the position of Director of Franchise Development of the Company. From September 1993 to December 1995, Ms. Scharoun served in various positions, most recently as Assistant Vice President of Community Reinvestment, for the Fourth Financial Corporation.

                             EXECUTIVE COMPENSATION

        The following table sets forth certain information regarding the annual and long-term compensation for services in all capacities to the Company for the fiscal years ended December 31, 1995, December 31, 1996 and December 31, 1997 of those persons who were either (i) the chief executive officer of the Company,
(ii) one of the other four most highly compensated executive officers of the Company whose annual salary and bonuses exceeded $100,000 or (iii) any other executive officer who would have qualified under sections (i) or (ii) of this paragraph but for the fact that the individual was not serving as an executive officer of the registrant at the end of the 1997 fiscal year (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                  LONG TERM
                                                             ANNUAL              COMPENSATION
                                                          COMPENSATION              AWARDS
                                            --------------------------------------  -------
                                                                      OTHER ANNUAL   STOCK     ALL OTHER
                                                                       COMPENSA-    OPTIONS     COPENSA-
NAME AND PRINCIPAL POSITION        YEAR        SALARY       BONUS        SATION     (SHARES)     SATION
---------------------------        ----     -----------    -------    ------------  -------    ---------
Jack P. DeBoer                     1997     $135,500(1)    $75,000     $2,068(2)         --        --
    Chief Executive Officer        1996       96,000            --           --          --        --
    and Chairman of the Board      1995       24,000(3)         --          645          --        --

James E. Roos
    President and Chief            1997       82,500(4)    118,675      5,541(5)    100,000        --
    Operating Officer

Warren D. Fix                      1997      120,000(6)     25,000      7,101(7)         --        --
    Executive Vice President,      1996       96,000            --        6,117      50,000        --
    Chief Financial Officer        1995       24,000(3)         --           --          --        --
    and Secretary

Larry D. Bowers                    1997       81,560       105,000      2,161(8)         --        --
    Vice President -               1996       81,560        42,500        1,995      25,000        --
    Construction

James E. Korroch                   1997       80,000        21,000      1,277(9)         --        --
    Vice President - Operations    1996       80,000        23,750           --     100,000        --

------------------

(1) Represents a base salary of $96,000 from January 1, 1997 to June 30, 1997 and a base salary of $175,000 from July 1, 1997 to December 31, 1997 on an annualized basis.

(2) Includes $1,425 in matching contributions to the executive officer's 401(k) plan and $643 for an annual physical.

(3)   Represents a base salary of $96,000 on an annualized basis.

(4) Represents a base salary of $165,000 on an annualized basis. Mr. Roos was employed as the Company's President and Chief Operating Officer from June 16, 1997 and received salary and bonus of $151,560.

(5)   Includes $5,181 for lodging.

(6) Represents a base salary of $96,000 from January 1, 1997 to June 30, 1997 and a base salary of $144,000 from July 1, 1997 to December 31, 1997 on an annualized basis.

(7) Includes $4,295 for automobile expenses, $1,425 in matching contributions to the executive officer's 401(k) plan and $1,381 for an annual physical.

(8) Includes $841 in matching contributions to the executive officer's 401(k) plan and $1,320 for health insurance.

(9) Includes $1,277 in matching contributions to the executive officer's 401(k) plan.

        The following table sets forth certain information with respect to grants of stock options during 1997 to the Named Executive Officers pursuant to the Company's 1996 Equity Plan.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                                                              POTENTIAL
                                                                         REALIZABLE VALUE AT
                                       PERCENTAGE                           ASSUMED ANNUAL
                                        OF TOTAL                            RATES OF STOCK
                           NUMBER OF    OPTIONS     EXERCISE                      PRICE
                           SECURITIES  GRANTED TO   OR BASE                   APPRECIATION
                           UNDERLYING  EMPLOYEES     PRICE                 FOR OPTION TERM(2)
                            OPTIONS    IN FISCAL     (PER   EXPIRATION    --------------------
NAME                       GRANTED(1)     YEAR       SHARE)    DATE          5%        10%
----                       ----------  -----------   ------ ----------    --------  ----------
Jack P. DeBoer                   --       --           --      --              --        --
James E. Roos               100,000       33.8%      $8.25   6/16/07      $519,000  $1,315,000
Warren D. Fix                    --       --           --      --              --        --
Larry D. Bowers                  --       --           --      --              --        --
James E. Korroch                 --       --           --      --              --        --

------------------
(1)   Represents options granted under the Company's 1996 Equity Plan.

(2) Assumed annual rates of return are for illustrative purposes only. Actual stock price will vary from time to time based upon market factors and the Company's financial performance. No assurance can be given that such rates will be achieved.

        The following table sets forth certain information with respect to unexercised options held by the Named Executive Officers as of December 31, 1997 pursuant to the Company's 1996 Equity Plan. No options were exercised by any of the Named Executive Officers during 1997.

    AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR-END OPTION VALUE

                                                                         Value of Unexercised
                                          Number of Unexercised              In-the-Money
                                                Options at                    Options at
                                            December 31, 1997            December 31, 1997(1)
                                        --------------------------   --------------------------
                                        Exercisable  Unexercisable   Exercisable  Unexercisable
                                        -----------  -------------   -----------  -------------
Jack P. DeBoer.......................          --             --           --            --
James E. Roos........................          --        100,000           $0       $34,000
Warren D. Fix........................      12,500         37,500            0             0
Larry D. Bowers......................       6,250         18,750            0             0
James E. Korroch.....................      25,000         75,000            0             0

------------------
(1) Based on the average of the high and low sales price of the Company's Common Stock ($8.59) on the Nasdaq National Stock Market on December 31, 1997, minus the exercise price of the option, multiplied by the number of shares to which the option relates.

AGREEMENTS RELATING TO EMPLOYMENT

        The Company has entered into an employment agreement with Mr. DeBoer under which he has agreed, subject to certain conditions, to continue to serve as the Company's President and Chief Executive Officer until August 1999. Mr. DeBoer will receive annual cash compensation and shall be eligible for a bonus to be set by the Compensation Committee. The contract provides that upon a change of control of the Company or termination of employment under certain circumstances, Mr. DeBoer will be entitled to a payment equal to three times his average annual salary for the previous three years. The contract provides that, during the term of the contract, except with respect to certain passive investments in lodging companies and hotel properties and activities related to properties held at the time of the offering, Mr. DeBoer will not engage in the acquisition, founding, development, operation or management of any hotel companies or chains. For two years after Mr. DeBoer's contract ends, subject to the aforementioned exceptions, Mr. DeBoer will not engage in the acquisition, founding, development, operation, or management of any new hotel companies or chains.

        In June of 1997 the Company entered into an employment agreement with Mr. James E. Roos under which he agreed to serve as the Company's President. Under the agreement, Mr. Roos receives annual cash compensation and certain bonuses. The agreement provides that, in the event that the Company is sold in the first 24 months of Mr. Roos's employment and, as a result of such sale, Mr. Roos's job is eliminated, he will receive a separation payment of $200,000.


                  COMPENSATION COMMITTEE REPORT ON COMPENSATION

        Compensation and benefit practices of the Company are established and governed by the Compensation Committee comprised exclusively of independent members of the Board of Directors. The Compensation Committee establishes the general compensation policy of the Company, reviews and approves compensation of the senior executive officers of the Company and administers the Company's Stock Option Plan and any other employee benefit plans established by the Company. The Compensation Committee reviews the overall compensation program of the Company to assure that it (i) is reasonable in consideration of all the facts, including practices of comparably sized corporations engaged in the extended-stay hotel business, (ii) adequately recognizes performance tied to creating shareholder value, (iii) is responsive to current tax, accounting and Securities and Exchange Commission guidelines, and (iv) meets overall Company compensation and business objectives.

        The Compensation Committee attempts to promote financial and operational success by attracting, motivating and assisting in the retention of key employees who demonstrate the highest levels of ability and talent. In addition, the Compensation Committee attempts to promote teamwork, initiative and resourcefulness on the part of key employees whose performance and responsibilities directly affect Company profits. To this end, the compensation program has been designed to balance short and long-term incentive compensation to achieve desired results and pay for performance. The Company's compensation policy is to reward performance as measured by the creation of value for stockholders. The Compensation Committee utilizes base salary, certain annual bonus awards, annual cash incentive awards, and long-term incentive compensation pursuant to the 1996 Equity Plan as part of its program.

        The Compensation Committee was formed in February, 1997. Prior to the Offering, the Company did not have a Compensation Committee and all compensation decisions were made by Messrs. DeBoer and Fix, except for compensation decisions with respect to Messrs. DeBoer and Fix, which were made by Messrs. Ferris and Ueberroth. Messrs. Costley, Salazar, Russell W. Meyer, Jr. and Peter V. Ueberroth comprised the Compensation Committee through October 20, 1997. Effective October

20, 1997, upon the resignations of Messrs. Meyer and Ueberroth, Messrs. Costley, Salazar and Pados were appointed to thereafter comprise the Compensation Committee. Mr. Fix is as a non-voting ex officio member of the Compensation Committee.

        Base Salary. Salaries for executives are reviewed annually by the Compensation Committee based upon a variety of factors, including individual performance, general levels of market salary increases and the Company's overall financial results. Base salaries for the Company's executives through December 31, 1996 were determined in connection with the Company's initial public offering of Common Stock and not by the Compensation Committee. The base salary for each of the five highest paid officers for 1997 was reviewed and established by the Compensation Committee, and may be adjusted in 1998 if the Compensation Committee believes that such adjustment would be reasonable in view of competitive practices, the Company's performance and the contribution of those officers to that performance.

        Long-term Incentive Compensation.

        1996 Equity Participation Plan

        The Company has established the 1996 Equity Participation Plan to provide an additional incentive for executive officers, other key employees, the Company's non-employee Directors ("Independent Directors") and consultants of the Company by personally benefiting them through the ownership of Company stock. "Proposal 2: Amendment to Equity Participation Plan" contains a summary of the material terms and provisions of the plan.

        During 1997, the Company granted to executive officers, other key employees, Independent Directors and consultants of the Company options to purchase approximately 185,000 shares of Common Stock pursuant to the 1996 Equity Participation Plan. The options are exercisable at prices per share ranging from $7.875 to $11.375. The total number of options granted to each individual was determined primarily by the position of the participant. The Company grants options to all employees of the Company regardless of position. Of the 605,800 options issued and outstanding as of December 31, 1997, 425,000 were issued to executives and 180,800 were issued to other Company employees.

        401(k) Profit Sharing Plan

        Effective as of June 1, 1996, the Company adopted the Candlewood Hotel Company 401(k) Profit Sharing Plan (the "401(k) Plan"). The 401(k) Plan is a profit sharing plan designed to be qualified under applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"). The 401(k) Plan covers all employees of the Company who have attained age 21 and have completed ninety days of service, as amended. Participants receive service credit for employment with the predecessor of the Company.

        A participant in the 401(k) Plan may contribute up to 15% of his or her compensation on a pre-tax basis under the 401(k) Plan. The Company may, but is not obligated to, make contributions on behalf of each participant at the rate of up to 25% of the participant's contribution, not to exceed 6% of the employee's compensation. For the year ended December 31, 1997, the Company matched contributions in the amount of $22,000. There were no matching contributions provided by the Company for the year ended December 31, 1996.

        Incentive Compensation Plan

        The Company has established an incentive compensation plan for officers and key employees of the Company. This plan provides for the payment of an annual bonus to participating officers and key employees if certain performance objectives established for each individual are achieved. Each participant's performance objectives, which are reviewed and established at the beginning of the year by the Compensation Committee, vary from year to year and are based, among other things, on measures of profitability, cash flow and other measures for the Company and various segments of the Company, as well as upon each individual's specific role within the Company. Pursuant to the Company's Employment Agreement with Mr. DeBoer, Mr. DeBoer is eligible for an annual bonus to be set by the Compensation Committee. The Company did not have an incentive compensation plan during 1996.

        Although the Company did not meet its stated targets for the 1997 Bonus Plan, the Compensation Committee granted bonuses after taking other considerations into account, such as the efforts of Company management, Mr. DeBoer's evaluation of their performance, the relative ranking of the compensation of the officers vis-a-vis other similarly situated companies, the impact on morale and performance of granting no bonuses, the small variance of the Company's performance as a percentage of total budget, the complexity of the Company's operations during its active development stage, the many variables which may have impacted performance this past period, and certain accounting charges which affected the Company's performance notwithstanding the efforts of the officers. The Compensation Committee also considered the Company's growth rate, the lack of an historical baseline against which to measure performance, the increase and high turn over rate in personnel and the qualitative performance of each of the bonus eligible employees.

        Chief Executive Compensation. In 1997, Mr. DeBoer, the Company's Chief Executive Officer and Chairman of the Board, received base compensation of $135,500. The Compensation Committee increased Mr. DeBoer's salary in 1997 from $96,000 to $175,000 and his 1997 base compensation represents a base salary of $96,000 from January 1, 1997 to June 30, 1998 and a base salary of $175,000 from July 1, 1997 to December 31, 1997 on an annualized basis.

        The foregoing report has been approved by all the members of the Compensation Committee.

Date:  April 3, 1998                    Gary E. Costley
                                        Tony M. Salazar
                                        Frank J. Pados, Jr.

        The above report of the Compensation Committee will not be deemed to be incorporated by reference to any filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the same by reference.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        Prior to 1997, the Company did not have a Compensation Committee and all compensation decisions were made by Mr. DeBoer and Mr. Fix, except for compensation decisions with respect to Messrs. DeBoer and Fix which were made by Messrs. Ferris and Ueberroth.

        The Company has implemented a policy requiring any material transaction or agreement with a related party to be approved by a majority of the directors not interested in such transaction or agreement, provided that they determine that the terms of any such transaction or agreement are no less favorable to the Company than those that could be obtained from an unaffiliated third party.


                             STOCKHOLDER RETURN PERFORMANCE GRAPH

        Set forth below is a line graph comparing the cumulative total stockholder return of the Company's Common Stock with the cumulative total return of the S&P 500 Stock Index and the S&P Hotel-Motel index for the period from January 1, 1997 to December 31, 1997.

                COMPARISON OF 14 MONTH CUMULATIVE TOTAL RETURN*
            AMONG CANDLEWOOD HOTEL COMPANY, INC., THE S&P 500 INDEX
                       AND THE S&P LODGINGS-HOTELS INDEX

                                    [GRAPH]


* $100 INVESTED ON 11/05/96 IN CANDLEWOOD STOCK OR ON 10/31/96 IN INDEX - INCLUDING REINVESTMENT OF DIVIDENDS.



                              CERTAIN TRANSACTIONS

        The Company leases the office space for a portion of its corporate headquarters in Wichita, Kansas from MSI Building, LLC ("MSI Building"), a limited liability company. The Company began occupying its office space on February 23, 1996 and incurred rent expenses in the amounts of $70,000 and $108,000 during 1996 and 1997, respectively. The Company's lease is maintained on a month-to-month basis. In addition, the Company leases certain equipment from MSI Building and has reimbursed MSI Building for certain leasehold improvements for the Company's office space. Costs incurred for the periods from October 1, 1995 to December 31, 1995 and the twelve month periods ended December 31, 1996 and 1997 totaled $10,000, $44,000 and $9,000, respectively. Mr. DeBoer is a minority member of MSI Building. The Company currently intends to move its corporate headquarters to a new location in Wichita, Kansas as early as 1999.

        The Company obtains business insurance, such as property, liability, workers' compensation and group medical coverages, through Manning & Smith Insurance. The Company believes that the types and amounts are consistent with those obtained by similar businesses. For the twelve month periods ended December 31, 1996 and December 31, 1997, the Company incurred expenses for such coverages in the amounts of $23,000 and $167,000, respectively. Such costs for the period October 1, 1995 to December 31, 1995 were not significant. Mr. DeBoer owns a minority interest in Manning and Smith Insurance. The Company has compared the rates received from Manning & Smith and believes that they are competitive if not better than what is available from other carriers.

        The Company purchases corporate travel through Wichita Air Services, owned by Mr. DeBoer. For the year ended December 31, 1997, the Company incurred costs from Wichita Air Services in the amount of $41,000. There were no such costs in 1996 and 1995.

        The Company has arranged with a third party lender to provide construction loans and long-term financing for up to 80% of the cost of certain Company developed and franchised hotels, subject to approval by the Company and the lender on an individual property basis. Doubletree has agreed to guarantee certain portions of the loans made to the Company's franchisees and comparable portions of loans made to the Company under this arrangement. Doubletree has agreed to guarantee the amount of such loans in excess of approximately 56% of the hotel cost. The amount of such loans will not exceed 75% of the hotel cost, unless Candlewood manages the hotel, in which case such loans will not exceed 80% of the hotel cost. It is anticipated that the guarantee will remain in effect until the loan has been repaid. Upon an event of default, Doubletree will have the option to meet any shortfalls or pay down the loan principal. In exchange for the guarantee, Doubletree will receive a 5% interest in the profits and residual value of the hotel and a 0.25-0.50% fee on the total loan amount outstanding. Mr. Richard J. Ferris, a director of the Company, is a Director and member of the Executive Committee of Promus. Mr. Perocchi, a director of the Company, is the Chief Financial Officer of Promus.

        Doubletree has extended to the Company a $15 million subordinated credit facility. The credit facility is subordinated to debt incurred in the development of hotels and will be subordinated to the Company's line of credit, if any. Amounts outstanding under the credit facility bear interest at rates of 7% per annum for the first 12 months following contribution, 10% per annum for the second 12 months following contribution and 15% per annum thereafter. The Company has drawn down the full amount of this facility, which is evidenced by long-term notes payable and which bears interest at a rate calculated based on the date amounts were advanced to the Company or its predecessors, ranging from 7% to 15%. During 1997, the Company incurred interest totaling $1,178,000 related to the credit facility. A significant portion of this amount was capitalized as construction period interest.

        In September, 1997, Doubletree and the company then known as Promus Hotel Corporation, a Delaware corporation (renamed "Promus Operating Company, Inc." after the merger), merged, creating a new corporation ("Promus Hotel Corporation" or "Promus"). Doubletree is now a wholly-owned subsidiary of Promus. The Company does not expect this merger to materially affect its relationship with Doubletree.

        In two closings, on September 23, 1997 and October 3, 1997, the Company completed a private placement (the "Private Placement") whereby the Company issued 65,000 shares of its Series A Cumulative Convertible Preferred Stock, par value $0.01 per share (the "Preferred Stock"), at a price of $1,000 per share. The holders of the Preferred Stock are entitled to a preferential quarterly dividend equal to 7.5% of the Stated Value (initially $1,000.00 per share, subject to adjustment), payable quarterly beginning on August 31, 1998 and the Certificate of Designation provides for conversion of the Preferred Stock into Common Stock of the Company, upon the election of the holders, at a price of $9.50 per share of Common Stock, subject to certain anti-dilution adjustments. Holders of Preferred Stock have the right to vote with the Common Stock on an as-if-converted basis. Approval of the majority of the outstanding Preferred Stock will be required for any change in the Company's Restated Certificate of Incorporation which would (i) adversely affect the holders of the Preferred Stock; (ii) create any class or series of stock which is senior to or on parity with the Preferred Stock with respect to voting rights, dividends or liquidation preference or (iii) affect any redemption or repurchase of any capital stock of the Company junior to the Preferred Stock. The Certificate of Designation also provides the Holders of the Preferred Stock with protection from certain dilutive share issuances and other events. Mr. DeBoer purchased 1,000 shares of Preferred Stock in the Private Placement and Mr. Fix purchased 250 shares as Trustee of the Defined Benefit Trust dated 1/1/89.

        In connection with the Private Placement, the Company entered into a Registration Rights Agreement and a Stockholders Agreement. See "Voting Securities and Principal Holders Thereof - Registration Rights," "- Stockholders Agreement.". The Board of Directors voted on September 19, 1997 to amend the Bylaws so as to increase the size of the Board of Directors from seven to ten members. Three nominees selected by certain of the Purchasers were elected to fill the newly created positions on the Board of Directors. The Purchasers of the Preferred Stock are entitled to nominate three individuals to serve on the Company's Board of Directors. The Purchasers of the Preferred Stock, Doubletree Corporation and certain members of management have agreed to vote for each other's nominees for the Board of Directors pursuant to the Stockholders Agreement. See "Proposal 1: Election of Directors."


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (the "SEC") and The Nasdaq Stock Market. Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

        Based solely on its review of copies of such forms received by it with respect to fiscal 1997, or written representations from certain reporting persons, the Company believes that all of its directors and executive officers and persons who own more than 10% of the Company's Common Stock have complied with the reporting requirements of Section 16(a), except, (i) Thomas Kennalley, Gary E. Costley, and Gina-Lynne Scharoun failed to timely file a Form 3 reporting their ownership of the Company's Common Stock and the acquisition of options to purchase shares of the Company's Common Stock, (ii) Robert J. Cresci, Robert S. Morris and Frank Pados, Jr. failed to timely file a Form 3 reporting the acquisition of the Company's Preferred Stock and options to purchase shares of the Company's Common Stock, (iii) Warren D. Fix and Jack DeBoer failed to timely file a Form 4 reporting the acquisition of the Company's Preferred Stock, and (iv) the parties to the Stockholders Agreement (who were not already reporting persons) failed to file Form 3's to report the execution of the Stockholders Agreement.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

        Directors are elected at each Annual Meeting of Stockholders and hold office until their successors are duly elected and qualified at the next Annual Meeting of Stockholders. The Company's Bylaws authorize a Board comprised of at least seven directors and no more than ten directors, with the exact number set by resolution of the Board. Pursuant to a resolution adopted by the Board of Directors, the authorized number of members of the Board of Directors has been set at ten. There is currently one unfilled vacancy and, accordingly, there are nine nominees for election to the Board of Directors.

        As described above, the Stockholders Agreement provides that, subject to certain conditions, Olympus, Desai and Pecks are each entitled to designate a single director for election to the Board of Directors. The Stockholders Agreement also provides that, subject to certain conditions, the Doubletree Holders shall be entitled to designate two directors, and allows the DeBoer/Fix Holders to collectively designate two directors for election to the Board. Finally, the Stockholders Agreement permits, subject to certain conditions, the Doubletree Holders together with the DeBoer/Fix Holders to designate the remaining independent directors for election. Accordingly, Pecks has nominated Mr. Cresci, Olympus has nominated Mr. Morris, Desai has nominated Mr. Pados, the Doubletree Holders have nominated Messrs. Perocchi and Ferris, and the DeBoer/Fix Holders have nominated Messrs. DeBoer and Fix to serve as directors. The Doubletree Holders together with the DeBoer/Fix Holders nominated the remaining unaffiliated directors -- Messrs. Costley and Salazar. The Purchasers of the Preferred Stock, Doubletree Corporation and Messrs. DeBoer and Fix have agreed to vote for each other's nominees for the Board of Directors pursuant to the Stockholders Agreement.

        Each of the Company's nominees for election to the Board of Directors currently serves as a director of the Company and was elected to his present term of office in accordance with the Bylaws of the Company. Each nominee first became a director of the Company in the year set forth below and has continually served as a director of the Company since that time.

                                                                                FIRST BECAME
 NAME                         AGE     PRINCIPAL OCCUPATION OR POSITION           A DIRECTOR
 ----                         ---     --------------------------------          ------------
 JACK P. DEBOER                 66    Chief Executive Officer and Chairman of        1996
                                      the Board of the Company
 RICHARD J. FERRIS              61    Co-Chairman of Doubletree Corporation          1996

 WARREN D. FIX                  59    Executive Vice President, Chief                1996
                                      Financial Officer, and Secretary of the
                                      Company

 TONY M. SALAZAR                46    Executive Vice President of McCormack          1997
                                      Baron & Associates

 GARY E. COSTLEY                54    President, Chief Executive Officer and         1997
                                      Chairman of the Board of International
                                      Multifoods Corporation

 ROBERT J. CRESCI               54    Managing Director of Pecks Management          1997
                                      Partners Ltd.

 ROBERT S. MORRIS               42    Managing Partner of Olympus Partners           1997

 FRANK J. PADOS, JR.            54    Executive Vice President of Desai              1997
                                      Capital Management Inc.
 WILLIAM L. PEROCCHI            40    Executive Vice President and Chief             1997
                                      Financial Officer of Doubletree Corp.

        Jack P. DeBoer has served as Chief Executive Officer and Chairman of the Board of the Company since its inception. From October 1993 to September 1995, Mr. DeBoer was self-employed and was engaged in the development of the Candlewood extended-stay hotel concept. From 1988 to 1993, Mr. DeBoer co-founded and developed Summerfield Hotel Corporation, an upscale extended-stay hotel chain. In 1975, Mr. DeBoer founded the Residence Inn Company, an upscale extended-stay chain which he built to 100 hotels before selling the company to Marriott Corporation in 1987. Mr. DeBoer has consented to become a member of the Board of Trustees of Innkeepers USA Trust, a publicly-held lodging real estate investment trust, following the consummation of its purchase of seven hotels which are owned by entities affiliated with Mr. DeBoer.

        Richard J. Ferris has served as a director of the Company since its inception. Since June 1992, Mr. Ferris has served as Co-Chairman of Doubletree. From June 1987 to June 1992, Mr. Ferris was a private investor. Mr. Ferris is the former Chairman and Chief Executive Officer of UAL Corporation, a position he held from April 1976 to June 1987. Mr. Ferris serves as a director of The Procter and Gamble Company, Amoco Corporation, Evanston Hospital Corporation and as a director and Chairman of the Board of the PGA Tour Policy Board, for which he serves as Chairman.

        Warren D. Fix has served as a director and the Executive Vice President, Chief Financial Officer and Secretary of the Company since its inception. From July 1994 to October 1995, Mr. Fix was a Consultant to Doubletree, primarily developing debt and equity sources of capital for hotel acquisitions and refinancings. Additionally, Mr. Fix was a partner in The Contrarian Group from December 1992 to October 1995. From 1989 to December 1992, Mr. Fix served as President of the Pacific Company, a real estate investment and development company. From 1964 to 1989, Mr. Fix held numerous positions within The Irvine Company, including most recently, Chief Financial Officer.

        Tony M. Salazar has served as a director of the Company since February 1997. Mr. Salazar is the Executive Vice President and Director of MBA Properties, Inc., a privately held real estate development and property management company, a position which he has held since 1985. He previously served as the Executive Director of the Kansas City Neighborhood Alliance, a community development and financing agency. Mr. Salazar is a member of the board of directors at the California Community Foundation.

        Gary E. Costley has served as director of the Company since March 1997. Mr. Costley is the Chairman of the Board, President and Chief Executive Officer of International Multifoods Corporation, positions he has held since January, 1997. From 1995 to 1996, he served as Dean and Professor of the Babcock Graduate School of Management at Wake Forest University. From 1970 to 1994, Mr. Costley held numerous positions within the Kellogg Company, including most recently, President of Kellogg North America, President and Chairman of Kellogg USA, Chairman of Kellogg Canada and Executive Vice President of Kellogg Company. Mr. Costley serves on the boards of directors of International Multifoods Corporation and Pharmacopeia, Inc.

        Robert J. Cresci has served as a director of the Company since November 1997. Mr. Cresci is the Managing Director of Pecks Management Partners Ltd., an investment management firm, a position he has held since September 1990. Mr. Cresci currently serves on the boards of Bridgeport Machines, Inc., EIS International, Inc., Sepracor, Inc., Arcadia Financial, Ltd., Hitox, Inc., Garnet Resources Corporation, HarCor Energy, Inc., Meris Laboratories, Inc., Film Roman, Inc., Educational Medical, Inc., Source Media, Inc., Castle Dental Centers, Inc., SeraCare, Inc. and several private companies.

        Robert S. Morris has served as a director of the Company since November 1997. Mr. Morris founded Olympus Partners in 1989 and serves as the Managing Partner of Olympus Private Placement Fund, L.P., Olympus Growth Fund II, L.P., Olympus Executive Fund, and Olympus Growth Fund III L.P. Mr. Morris is currently a Director of several Olympus portfolio companies, including: Supermarkets Holding, L.P., AMN Healthcare, Inc., Entrust Technologies, Inc., and Mark III Industries, Inc. He also serves on the Board of Directors of Hamilton College Endowment Fund and TriNet Corporate Realty Trust, Inc., a publicly traded REIT.

        Frank J. Pados, Jr. has served as a director of the Company since November 1997. Mr. Pados is the Executive Vice President of Desai Capital Management Inc., an institutionally funded private equity investment firm with approximately $1 billion under management, a position he has held since September 1995. From October 1983 to September 1995, he served as Managing Director of Trust Company of the West and Senior Partner of TCW Capital. Mr. Pados served on the boards of directors of Eyecare Centers of America and Brown Jordan Company. TCW Capital (of which Mr. Pados was senior partner) was the managing partner of a partnership that made an investment in Common Brothers, a wholesale pharmaceutical drug distributor, in 1991. In 1993 and 1994, Commons Brothers experienced financial difficulties. In 1994, Mr. Pados became Chairman of Commons Brothers to help the Company with its problems. In August 1994, the Company filed a petition under the Federal Bankruptcy Act.

        William L. Perocchi has served as a director of the Company since November 1997. Mr. Perocchi is the Executive Vice President and Chief Financial Officer of Promus Hotel Corporation, a position which he has held since 1993. From 1993 to 1997, Mr. Perocchi served as Executive Vice President and Chief Financial Officer of Doubletree Corporation and served as director of Doubletree Corporation from 1996 to 1997. From 1992 to 1993, Mr. Perocchi was Executive Vice President and Chief Financial Officer of Guest Quarters Hotel Partners. Mr. Perocchi serves on the board of directors for Red Lion Properties, Inc.

        Pursuant to the terms of the Stockholders Agreement and following the Private Placement in September, 1997, Messrs. Cresci (as nominee of Pecks), Morris (as nominee of Olympus) and Pados (as nominee of Desai) were elected to serve as directors. Additionally, following the resignations of Russell W. Meyer, Jr. and Peter V. Ueberroth in October, 1997, Mr. Perocchi was elected to serve as a director (as a nominee of the Doubletree Holders).

        The Board of Directors held 13 meetings (including those held by written consent) during the fiscal year ended December 31, 1997. Each director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors held during such period (and for which he served as a director).

        The Company did not establish standing Audit and Compensation Committees until 1997 and has not established a Nominating Committee. Messrs. Ferris, Meyer and Salazar comprised the Audit Committee through October 20, 1997. Effective October 20, 1997 Messrs. Perocchi, Cresci and Morris were appointed to thereafter comprise the entire membership of the Audit Committee. Mr. Fix is a non-voting, ex officio member of the Audit Committee. The Audit Committee's responsibilities include (i) recommending the selection of the Company's independent public auditors to the Board of Directors,

(ii) consulting with the independent auditors with regard to the plan and scope of audit, (iii) reviewing in consultation with the independent auditors, their report of audit, or proposed report of audit, and the accompanying management letter, if any, and (iv) consulting with the independent auditors with regard to the adequacy of internal controls, and, if need be, to consult also with management regarding the same. The Audit Committee held one meeting during the fiscal year ended December 31, 1997.

        Messrs. Costley, Salazar, Russell W. Meyer, Jr. and Peter V. Ueberroth comprised the Compensation Committee through October 20, 1997. Effective October 20, 1997, upon the resignations of Messrs. Meyer and Ueberroth, Messrs. Costley, Salazar and Pados were appointed to thereafter comprise the entire membership of the Compensation Committee. Mr. Fix is a non-voting, ex officio member of the Compensation Committee. The Compensation Committee reviews and approves executive salaries, considers awards to be granted under the Company's officer bonus plan and performs other related functions upon request of the Board of Directors. The Compensation Committee held two meetings during the fiscal year ended December 31, 1997.

        As of January, 1998, the Company established a Hotel Development Committee to review and approve the Company's development projects.

BOARD COMPENSATION AND BENEFITS

        The Company's Independent Directors receive directors' fees of $4,000 for each Board of Directors meeting attended, provided, however, that no Independent Director receives a fee for any Board of Directors meeting conducted by unanimous written consent. In addition, each Independent Director receives $1,000 for each committee meeting attended on a day the Board of Directors is not otherwise meeting. Messrs. Ferris and Perocchi waived their right to receive directors fees for 1997. Pursuant to the Company's 1996 Equity Plan, each of the Company's existing directors (other than Messrs. DeBoer and Fix) was entitled to receive immediately prior to the commencement of the Offering a grant of non-qualified stock options to purchase 10,000 shares of Common Stock at the initial public offering price. Mr. Ferris waived his right to receive such grants for 1997. Also pursuant to the 1996 Equity Plan, each person who became a director subsequent to the Offering will receive a grant of non-qualified stock options to purchase 10,000 shares of Common Stock at the fair market value of the Common Stock on the date such person becomes a member of the Board of Directors. Messrs. Cresci, Morris and Pados each received options to purchase 10,000 shares of Common Stock at the time of their election to the Board of Directors. Each director may be reimbursed for certain expenses incurred in connection with attendance at Board and committee meetings.

VOTE AND RECOMMENDATION

        Directors will be elected by a favorable vote of a majority of the shares of voting stock present and entitled to vote, in person or by proxy, at the Meeting. Abstentions or broker non-votes as to the election of directors will not affect the election of the candidates receiving the plurality of votes. Unless instructed to the contrary, the shares represented by the proxies will be voted FOR the election of the nine nominees named above as directors. Although it is anticipated that each nominee will be able to serve as a director, should any nominee become unavailable to serve, the proxies will be voted for such other person or persons as may be designated by the Company's Board of Directors.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NINE NOMINEES.

                                   PROPOSAL 2

                     AMENDMENT OF EQUITY PARTICIPATION PLAN

PROPOSED AMENDMENT

        The 1996 Equity Participation Plan of the Company (the "Plan") was originally adopted by the Board of Directors on September 30, 1996 and was approved by the stockholders on November 7, 1996. Currently, under the Plan, not more than 900,000 shares of Common Stock (or their equivalent in other equity securities) are authorized for issuance upon exercise of options, stock appreciation rights ("SARs"), and other awards, or upon vesting of restricted or deferred stock awards. The Board of Directors has approved, subject to shareholder approval, an amendment to the Plan to increase the number of authorized shares of Common Stock available for issuance thereunder from 900,000 to 1,676,710.

        The principal purposes of the Plan are to provide incentives for officers, employees and consultants of the Company and its subsidiaries through granting of options, restricted stock and other awards, thereby stimulating their personal and active interest in the Company's development and financial success, and inducing them to remain in the Company's employ. In addition to grants and awards made to officers, employees and consultants, the Plan provides for automatic annual grants to non-employee directors of the Company.

        Furthermore, the maximum number of shares which may be subject to options, rights or other awards granted under the Plan to any individual in any calendar year cannot exceed 500,000.

        The shares available under the Plan upon exercise of stock options and other awards, and for issuance as restricted or deferred stock, may be either previously unissued shares or treasury shares, and may be equity securities of the Company other than Candlewood Common Stock. The Plan provides for appropriate adjustments in the number and kind of shares subject to the Plan and to outstanding grants thereunder in the event of a stock split, stock dividend or certain other types of recapitalizations, including restructuring.

        If any portion of a stock option or other award terminates or lapses unexercised, or is canceled upon grant of a new option or other award (which may be at a higher or lower exercise price than the option or other award so canceled), the shares which were subject to the unexercised portion of such option or other award, will continue to be available for issuance under the Plan.

DESCRIPTION OF THE PLAN

ADMINISTRATION

        The Plan is administered by the Compensation Committee or a subcommittee of the Board (for purposes of this section, the "Committee"), consisting of at least two members of the Candlewood Board of Directors, none of whom is an officer or employee of the Company. The Committee is authorized to select from among the eligible employees and consultants the individuals to whom options, SARs, restricted stock and other awards are to be granted and to determine the number of shares to be subject thereto and the terms and conditions thereof, consistent with the Plan. The Committee is also authorized to adopt, amend and rescind rules relating to the administration of the Plan.

PAYMENT FOR SHARES

        The exercise or purchase price for all options, SARs, restricted stock and other rights to acquire Candlewood Common Stock, together with any applicable tax required to be withheld, must be paid in full in cash at the time of exercise or purchase or may, with the approval of the Committee, be paid in whole or in part in Candlewood Common Stock owned by the optionee (or issuable upon exercise of the option) and having a fair market value on the date of exercise equal to the aggregate exercise price of the shares so to be purchased. The Committee may also provide, in the terms of an option or other right, that the purchase price may be payable within thirty days after the date of exercise. The Committee may also authorize other lawful consideration to be applied to the exercise or purchase price of options. This may also include services rendered, or the difference between the exercise price of presently exercisable options and the fair market value of Candlewood Common Stock covered by such options on the date of exercise.

AMENDMENT AND TERMINATION

        Amendments to the Plan to increase the number of shares as to which options, restricted stock and other awards may be granted (except for adjustments resulting from stock splits and the like) require the approval of the Company's stockholders. In all other respects the Plan can be amended, modified, suspended or terminated by the Committee or the Candlewood Board of Directors, unless such action would otherwise require stockholder approval as a matter of applicable law, regulation or rule. No amendment, suspension or termination of the Plan shall, without the consent of the holder of options or other awards, alter or impair rights or obligations under an award previously granted, unless the award itself otherwise expressly so provides. No termination date is specified for the Plan.

ELIGIBILITY

        Options, SARs, restricted stock and other awards under the Plan may be granted to individuals who are then officers or other employees of the Company or any of its present or future subsidiaries and who are determined by the Committee to be key employees. Such awards also may be granted to consultants of the Company selected by the Committee for participation in the Plan; provided that no incentive stock option ("ISO") shall be granted to any person who is not an employee of the Company. Non-employee directors of the Company are eligible to receive automatic grants of non-qualified stock options ("NQSOs") under the Plan. More than one option, SAR, restricted stock grant or other award may be granted to a plan participant, but the aggregate fair market value (determined at the time of grant) of shares with respect to which an ISO is first exercisable by an optionee (i.e., "vests") during any calendar year cannot exceed $100,000.

AWARDS UNDER THE 1996 EQUITY PARTICIPATION PLAN

        The Plan provides that the Committee may grant or issue stock options, SARs, restricted stock, deferred stock, dividend equivalents, performance awards, stock payments and other stock related benefits, or any combination thereof. Each grant or issuance will be set forth in a separate agreement between the Company and the award recipient, and will indicate the type, terms and conditions of the award.

        NQSOs will provide for the right to purchase Candlewood Common Stock at a specified price which may be less than fair market value on the date of grant (but not less than par value), and usually will become exercisable (in the discretion of the Committee) in one or more installments after the grant date. NQSOs may be granted for any term specified by the Committee.

        Automatic Grants of NQSOs to Non-Employee Directors. During the term of the Plan, (i) a person who is a non-employee director of Candlewood as of the effective date of the Plan automatically shall be granted an option to purchase ten thousand (10,000) shares of Candlewood Common Stock (subject to adjustment in the event of certain corporate changes) on the date of such initial public offering; and (ii) a person who is initially elected or appointed to the Candlewood Board of Directors and non-employee director automatically shall be granted an option to purchase ten thousand (10,000) shares of Candlewood Common Stock (subject to adjustment in the event of certain corporate changes) on the date of such initial election or appointment. Members of the Candlewood Board of Directors who are employees of the Company who subsequently retire from the Company and remain on the Candlewood Board of Directors will not receive an initial option grant pursuant to the preceding sentence.

        ISOs, if granted, will be designed to comply with the applicable provisions of the Code and will be subject to restrictions contained in the Code, including exercise prices equal to at least 100% of the fair market value of Candlewood Common Stock on the grant date and a ten year restriction on their term; provided, however, that in the case of ISOs granted to an individual then owning more than 10% of the total combined voting power of all classes of stock of the Company or any subsidiary or parent of the Company, such exercise price shall not be less than 110% of the fair market value of Candlewood Common Stock on the grant date and there shall be a five year restriction on their term. ISOs may be modified to disqualify them from treatment as an incentive stock option. ISOs may be granted only to employees.

        Restricted stock may be sold to participants at various prices (but not below par value) and made subject to such restrictions as may be determined by the Committee. Restricted stock, typically, may be repurchased by the Company at the original purchase price if the conditions or restrictions are not met. In general, restricted stock may not be sold, or otherwise transferred or hypothecated, until restrictions are removed or expire. Purchasers of restricted stock, unlike recipients of options, will have voting rights and will receive dividends prior to the time when the restrictions lapse.

        Deferred stock may be awarded to participants, typically without payment of consideration, but subject to vesting conditions based on continued employment or on performance criteria established by the Committee. Like restricted stock, deferred stock may not be sold, or otherwise transferred or hypothecated, until vesting conditions are removed or expire. Unlike restricted stock, deferred stock will not be issued until the deferred stock award has vested, and recipients of deferred stock generally will have no voting or dividend rights prior to the time when vesting conditions are satisfied.

        Stock appreciation rights may be granted in connection with stock options or other awards, or may be granted independent of any award. SARs granted by the Committee in connection with stock options or other awards typically will provide for payments to the holder based upon increases in the price of Candlewood Common Stock over the exercise price of the related option or other awards, but alternatively may be based upon criteria such as book value. There are no restrictions specified in the Plan on the exercise of SARs or the amount of gain realizable therefrom, although they can be imposed by the Committee in the SAR agreements. The Committee may elect to pay SARs in cash or in Candlewood Common Stock or in a combination of cash and Candlewood Common Stock.

        Dividend equivalents may be credited to a participant in the Plan. They represent the value of the dividends per share paid by the Company, calculated with reference to the number of shares covered by the stock options, SARs or other awards held by the participant.

        Performance awards may be granted by the Committee on an individual or group basis. Generally, these awards will be based upon specific agreements and may be paid in cash or in Candlewood Common Stock or in a combination of cash and Candlewood Common Stock. Performance awards may include "phantom" stock awards that provide for payments based upon increases in the price of Candlewood Common Stock over a predetermined period. Performance awards may also include bonuses which may be granted by the Committee on an individual or group basis and which may be payable in cash or in Candlewood Common Stock or in a combination of cash and Candlewood Common Stock.

        Stock payments may be authorized by the Committee in the form of shares of Candlewood Common Stock or an option or other right to purchase Candlewood Common Stock as part of a deferred compensation arrangement in lieu of all or any part of compensation, including bonuses, that would otherwise be payable to a key employee or consultant in cash.

MISCELLANEOUS PROVISIONS

        The Plan specifies that the Company may make loans to Plan participants to enable them to exercise options, purchase shares or realize the benefits of other awards granted under the Plan. The terms and conditions of such loans, if any are made, are to be set by the Committee.

        In consideration of the granting of a stock option, SAR, dividend equivalent, performance award, stock payment, or right to receive restricted or deferred stock, the employee or consultant must agree in the written agreement embodying such award to remain in the employ of, or to continue as a consultant for, the Company or a subsidiary of the Company for at least one year after the award is granted (or such shorter period as may be fixed by agreement or by action of the Committee following grant of the award).

        The dates on which options or other awards under the Plan first become exercisable and on which they expire will be set forth in individual stock options or other agreements setting forth the terms of the awards. Such agreements generally will provide that options and other awards expire upon termination of the optionee's status as an employee, consultant or director, although the Committee may provide that such options continue to be exercisable following a termination without cause, or following a change in control of the Company, or because of the grantee's retirement, death, disability or otherwise. Similarly, restricted stock granted under the Plan which has not vested generally will be subject to repurchase by the Company in the event of the grantee's termination of employment or consultancy, although the Committee may make exceptions, based on the reason for termination or on other factors, in the terms of an individual restricted stock agreement.

        No option, SAR or other right to acquire Candlewood Common Stock granted under the Plan may be assigned or transferred by the grantee, except by will or the laws of intestate succession or pursuant to a qualified domestic relations order (as defined by the Code or Title I to the Employee Retirement Income Security Act of 1994, as amended, or the rules thereunder), although the shares underlying such rights may be transferred if all applicable restrictions have lapsed. During the lifetime of the holder of any option or right, the option or right may be exercised only by the holder.

        The Company requires participants to discharge withholding tax obligations in connection with the exercise of any option or other right granted under the Plan, or the lapse of restrictions on restricted stock, as a condition to the issuance or delivery of stock or payment of other compensation pursuant thereto. Shares held by or to be issued to a participant may also be used to discharge tax withholding obligations related to exercise of options or receipt of other awards, subject to the discretion of the Committee to disapprove such use.

FEDERAL INCOME TAX CONSEQUENCES

        The Federal income tax consequences of the Plan under current federal law are summarized in the following discussion which deals with the general tax principles applicable to the Plan, and is intended for general information only. In addition, the Federal income tax consequences described below are subject to the limitations of the 1993 Omnibus Budget Reconciliation Act ("OBRA"), as discussed in further detail below. Alternative minimum taxes, employment taxes and foreign, state and local income taxes are not discussed, and may vary depending on individual circumstances and from locality to locality.

        Nonqualified Stock Options ("NQSO's"). The recipient of NQSO's granted under the Plan will not recognize ordinary income upon the grant of the option, nor will the Company then be entitled to any deduction. Generally, upon exercise of NQSO's the optionee will recognize ordinary income, and the Company will be entitled to a deduction, in an amount equal to the difference between the option exercise price and the fair market value of the stock at the date of exercise. An optionee's basis in the stock for purposes of determining his gain or loss on his subsequent disposition of the shares generally will be the fair market value of the stock on the date of exercise of the NQSO.

        Incentive Stock Options ("ISO's"). The recipient of ISO's granted under the Plan will not recognize taxable income when an ISO is granted to him or when that option is exercised. An optionee's basis in the stock for purposes of determining his gain or loss on his subsequent disposition of the shares generally will be the option exercise price. The Company will not be entitled to a deduction unless the optionee disposes of the shares within two years after the date of grant of the option or within one year of the date the shares were transferred to the optionee. In such event the optionee will recognize the difference between the option exercise price and the fair market value of the shares on the date of the option's exercise as ordinary income; the balance of the gain, if any, will be taxed as capital gain. The Company will be entitled to a deduction in regard to an ISO only to the extent the employee recognizes ordinary income. An ISO exercised more than three months after an optionee's termination from employment, other than by reason of death or disability, will be taxed as an NQSO.

        Stock Appreciation Rights ("SARs"). The recipient of an SAR will not recognize income upon the receipt of an SAR. Upon exercise of the SAR, the recipient will recognize the fair market value of the shares received, determined on the date of exercise of the SAR, or the amount of cash received in lieu of shares, as ordinary income. The Company will be entitled to a deduction in the amount which the recipient recognizes as ordinary income.

        Restricted Stock. An recipient to whom restricted stock is issued will not recognize income upon issuance and the Company will not then be entitled to a deduction, unless an election is made under Section 83(b) of the Code. However, when restrictions on shares of restricted stock lapse, such that the shares are no longer subject to repurchase by the Company, the employee generally will recognize ordinary income, and the Company will be entitled to a deduction, in an amount equal to the fair market value of the shares at the date such restrictions lapse, less the purchase price therefor. If an election is made under Section 83(b) with respect to restricted stock, the recipient will recognize ordinary income at the date of issuance equal to the difference between the fair market value of the shares at that date less the purchase price therefor, and the Company will be entitled to a deduction in the same amount.

        Deferred Stock. A recipient to whom an award of deferred stock is granted will not recognize income upon the grant and the Company will not then be entitled to a deduction. When the aware of deferred stock vests and shares of stock are issued to the recipient, the recipient will recognize ordinary income, and the Company will be entitled to a deduction, in the amount equal to the fair market value of the shares at the time of issuance. A recipient may not make a
Section 83(b) election with respect to an award of deferred stock.

        Dividend Equivalents. A recipient of a dividend equivalent award will not recognize income at the time of grant, and the Company will not be entitled to a deduction at that time. When a dividend equivalent is paid, the recipient will recognize ordinary income, and the Company will be entitled to a corresponding deduction.

        Performance Awards. A recipient granted a performance award will not recognize income at the time of grant, and the Company will not be entitled to a deduction at that time. When an award is paid or distributed, whether in cash or stock, the recipient will have ordinary income, and the Company will be entitled to a corresponding deduction. If the award is distributed in stock, the recipient will recognize ordinary income in an amount equal to the fair market value of the stock at the time of distribution.

        Stock Payments. A recipient who receives a stock payment will recognize ordinary income in an amount equal to the fair market value of the stock distributed, and the Company will be entitled to a corresponding deduction.

        Effect of 1993 Omnibus Budget Reconciliation Act on the 1996 Equity Participation Plan. Under OBRA, in general, the Company's deductions may be limited to the extent the total compensation (including, for example, salary, bonus, stock option exercises and non-qualified benefits) for an executive officer exceeds $1 million in any taxable year. However, under OBRA, the deduction limit does not apply to certain "performance-based" compensation established by an independent compensation committee which is adequately disclosed to, and approved by, stockholders. In particular, stock options and SARs will satisfy the performance-based exception if the awards are made by a qualifying compensation committee, the plan sets the maximum number of shares that can be granted to any particular employee within a specified period and the compensation is based solely on an increase in the stock price after the grant date (i.e. the option exercise price is equal to or greater than the fair market value of the stock subject to the option on the grant date).

OPTION GRANT INFORMATION

        As of December 31, 1997, grants of stock options to purchase 605,800 shares of Common Stock were outstanding (none of which are subject to Shareholder approval). The stock options granted under the Plan are held by 78 employees and five non-employee directors. Grants of stock options (net of forfeitures) to purchase 100,000 shares of Common Stock have been granted, in the aggregate, to directors. The stock options that have been granted are either immediately exercisable or are subject to periodic vesting over a period of up to four years. As of December 31, 1997, the weighted average exercise price of all the stock options is $9.39 per share.

        Every Candlewood employee, including housekeepers and other hotel employees, may participate in the Plan. Forty-two corporate employees (excluding officers) and 28 hotel employees hold options, while five Independent Directors and eight executives also hold options under the Plan.

OUTSTANDING OPTION GRANTS UNDER THE PLAN

        The following table shows, as to the Company's Chairman and Chief Executive Officer and each of the other four most highly compensated executive officers of the Company (collectively, the "Named Executive Officers") and as to the various indicated groups, the following information with respect to stock options granted during the fiscal year ended December 31, 1997 and during all other Plan years which are outstanding, net of forfeitures, as of December 31, 1997: (i) the number of shares of Common Stock subject to options granted and
(ii) the weighted average exercise price per share for such options. (The Company has not yet determined what options it will grant in 1998.)

                                         FISCAL 1997                      FISCAL 1996
                                 -----------------------------    -----------------------------
                                                  WEIGHTED                         WEIGHTED
                                                   AVERAGE                          AVERAGE
                                  NUMBER OF       EXERCISE          NUMBER OF      EXERCISE
                                   OPTIONS          PRICE            OPTIONS         PRICE
                                 -------------  --------------    -------------- --------------
Jack P. DeBoer                           --            --                --            --
    Chief Executive Officer and
    Chairman of the Board

James E. Roos                       100,000         $8.25                --            --
    President and Chief
    Operating Officer

Warren D. Fix                            --                          50,000           $10
    Executive Vice President,
    Chief Financial Officer and
    Secretary

Larry D. Bowers                          --            --            25,000            10
    Vice President - Construction

James E. Korroch                         --            --           100,000            10
    Vice President - Operations

All current directors who are        50,000          9.85                --            --
not executive officers
(5 persons)

All current executive officers      125,000          8.38           250,000            10
as a group (8 persons)

All employees who are not            76,600          8.46           104,200            10
executive officers (70) persons

VOTE AND RECOMMENDATION

        The only change the amendment makes to the Plan is to increase the number of authorized shares of Common Stock available for issuance from 900,000 to 1,676,710.

        The affirmative vote of a majority of the shares of voting stock present and entitled to vote, in person or by proxy, is necessary to approve an amendment of the Plan. Unless instructed to the contrary, the shares represented by the proxies will be voted FOR the amendment to the Plan.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE AMENDMENT TO THE PLAN


                  STOCKHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

        All proposals of stockholders intended to be presented at the Company's 1999 Annual Meeting of Stockholders must be directed to the attention of the Secretary of the Company, at the address of the Company set forth on the first page of this Proxy Statement, by that date which is 60 days prior to the date of the 1999 Annual Meeting of Stockholders, if they are to be considered for possible inclusion in the Proxy Statement and form of proxy used in connection with such meeting. The 1999 Annual Meeting is expected to be held on or about May 17, 1999.


                                  OTHER MATTERS

        As of the date of this Proxy Statement the Board of Directors knows of no other matters which may be presented for consideration at the Meeting. However, if any other matter is presented properly for consideration and action at the Meeting, or any adjournment or postponement thereof, it is intended that the Proxies will be voted with respect thereto in accordance with the best judgment and in the discretion of the proxy holders.



                                            By Order of the Board of Directors,

                                            /s/ WARREN D. FIX

                                            Warren D. Fix
                                            Secretary

Dated:  April 3, 1998

                         CANDLEWOOD HOTEL COMPANY, INC.
    PROXY FOR 1998 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 18, 1998

                   THIS PROXY IS SOLICITED BY AND ON BEHALF OF
            THE BOARD OF DIRECTORS OF CANDLEWOOD HOTEL COMPANY, INC.

        The undersigned stockholder of Candlewood Hotel Company, Inc., a Delaware corporation, hereby appoints each of Jack P. DeBoer and Warren D. Fix, with full power to act without the other and to appoint his substitute, as Proxy and attorney-in-fact and hereby authorizes the Proxy to represent and to vote, as designated hereon, all the shares of voting stock of Candlewood Hotel Company, Inc. held of record by the undersigned on April 6, 1997, at the 1998 Annual Meeting of Stockholders to be held on May 18, 1998, or any adjournment or postponement thereof, with respect to:

1.      ELECTION OF DIRECTORS.
                                                                        (INSTRUCTION:  To withhold authority to vote for any
                                                                        nominee, draw a line through (or otherwise strike out)
                                                                        his name in the list below.)
                    [ ]                                   [ ]                              Mr. Gary E. Costley
                                                                                           Mr. Robert J. Cresci
FOR all nine nominees listed at the right          WITHHOLD AUTHORITY                      Mr. Jack P. DeBoer
   (except as marked to the contrary)       to vote for all nine nominees                  Mr. Richard J. Ferris
                                                  listed at the right                      Mr. Warren D. Fix
                                                                                           Mr. Robert S. Morris
                                                                                           Mr. Frank J. Pados, Jr.
                                                                                           Mr. William L. Perocchi
                                                                                           Mr. Tony M. Salazar

2.      AMENDMENT OF THE EQUITY PARTICIPATION PLAN TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK AVAILABLE FOR
        ISSUANCE FROM 900,000 TO 1,676,710.

                 FOR                           AGAINST                      ABSTAIN
                 [ ]                             [ ]                          [ ]


3.      SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING OR ANY ADJOURNMENT OF THE MEETING, AS TO WHICH DISCRETIONARY AUTHORITY
       IS GRANTED TO SAID PROXY.

                 FOR                           AGAINST                      ABSTAIN
                 [ ]                             [ ]                          [ ]

                                                                      (Continued and to be signed on reverse side)
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


        This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If this proxy is executed and no direction is made, this proxy will be voted "FOR" all nine nominees listed under proposal 1, "FOR" proposal 2 and as the Proxy deems advisable on such other matters as may properly come before the meeting.

        A majority of the proxies or substitutes as shall be present and shall act at said meeting or any adjournment or adjournments thereof (or if only one shall be present and act, then that one) shall have and may exercise all of the powers of said proxies hereunder.

THE UNDERSIGNED ACKNOWLEDGE RECEIPT OF THE NOTICE OF MEETING AND PROXY STATEMENT
        DATED APRIL 13, 1998 AND THE 1998 ANNUAL REPORT OF THE COMPANY.


                                        Dated: _________________________________

                                        Signature: _____________________________

                                        Signature: _____________________________

                                        (Please sign exactly as name appears on
                                        your Candlewood Hotel Company, Inc.
                                        Stock Certificate. If you are unsure how your name appears, please contact
                                        Candlewood Hotel Company, Inc. When
                                        shares are held by joint tenants, both
                                        must sign. When signing as attorney,
                                        executor, administrator, trustee or
                                        guardian, please give full title as
                                        such. If a corporation, please sign in
                                        full corporate name by the President or
                                        other authorized officer. If a
                                        partnership, please sign in partnership
                                        name by authorized person.)